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                                                                     EXHIBIT 6.2


                             STOCK PURCHASE WARRANT

                                       OF

                             INFINITY PRODUCTS, INC.

                                       FOR

                 100,000 SHARES OF COMMON STOCK, $.01 PER SHARE


         THIS STOCK PURCHASE WARRANT is issued to Georgia Knight and entitles Ms. Knight or the duly authorized holder thereof to the issuance of One Hundred Thousand (100,000) Shares of Common Stock of Infinity Products, Inc. at the price of $.01 per share when the corporation's stock is approved for quotation on the National Association of Securities Dealers Over-The-Counter Bulletin Board ("OTC-BB") and shall remain in effect for a period of 24 months thereafter. If this Stock Purchase Warrant is not exercised within said time period, it shall be null and void and of no force or effect whatsoever.

EFFECTIVE DATE:  January 31, 2001


Dated: August 15, 2000

INFINITY PRODUCTS INCORPORATED


----------------------------------
Keith Balderson
President & Director


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